As filed with the Securities and Exchange Commission on September 26, 2006
Registration No. 333-134750

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	68-0629883
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
14950 Heathrow Forest Parkway, Suite 111
Houston, Texas 77032
(832) 327-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Alfredo Garcia
14950 Heathrow Forest Parkway, Suite 111
Houston, Texas 77032
(832) 327-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas P. Mason Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002 (713) 758-2222	G. Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-134750) of Eagle Rock Energy Partners, L.P. is being filed solely to amend Item 16(a) of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 5 does not modify any provision of the Prospectus constituting Part I or Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement. Accordingly, the Prospectus and those Items of Part II have not been included in this Amendment No. 5.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.	Other Expenses of Issuance and Distribution.
      Set forth below are the expenses (other than underwriting discounts and fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee	$32,301
NASD filing fee	30,688
Printing and engraving expenses	800,000
Fees and expenses of legal counsel	750,000
Accounting fees and expenses	1,150,000
Transfer agent and registrar fees	5,000
Nasdaq Global Market listing fee	100,000
Miscellaneous	34,511

Total	$3,000,000

Item 14.	Indemnification of Officers and Members of Our Board of Directors.
      The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 10 of the Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our general partner will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.
      On May 25, 2006, in connection with the formation of Eagle Rock Energy Partners, L.P. (the “Partnership”), the Partnership issued to (i) its general partner the 2% general partner interest in the Partnership for $20 and (ii) Eagle Rock Holdings, L.P. the 98% limited partner interest in the Partnership for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.
      In March 2006, certain private investors contributed $98.3 million to Eagle Rock Pipeline, L.P., which will become our operating partnership, in exchange for 5,455,050 common units in Eagle Rock Pipeline, L.P. In June 2006, we purchased all of the partnership interests in Midstream Gas Services, L.P. for approximately $4.7 million in cash and 1,125,416 common units in Eagle Rock Pipeline, L.P. In addition, if Midstream Gas Services, L.P. achieves certain financial objectives for the year ending December 31, 2007, we will issue up to 798,155 of our common units as a contingent earn-out payment to Natural Gas Partners VII, L.P., as the primary equity owner of Midstream Gas Services. Upon completion of this offering, the 6,580,466 common units in Eagle Rock Pipeline, L.P. will be converted into common units in Eagle Rock Energy Partners, L.P. on approximately a 1-for-0.719 common unit basis. All of these interests in Eagle Rock Pipeline will be converted into common units in us upon consummation of this offering.

Item 16.	Exhibits.
      The following documents are filed as exhibits to this registration statement:

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1**	—	Certificate of Limited Partnership of Eagle Rock Energy Partners, L.P.
3	.2**	—	Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (included as Appendix A to the Prospectus and including specimen unit certificate for the common units)
3	.3**	—	Certificate of Limited Partnership of Eagle Rock Energy GP, L.P.
3	.4**	—	Limited Partnership Agreement of Eagle Rock Energy GP, L.P.
3	.5**	—	Certificate of Formation of Eagle Rock Energy G&P, LLC
3	.6**	—	Form of Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC
4	.1**	—	Registration Rights Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P. and the Purchasers listed thereto
4	.2**	—	Tag Along Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P., Eagle Rock Pipeline GP, LLC, Eagle Rock Holdings, L.P. and the Purchasers listed thereto.
4	.3**	—	Form of Registration Rights Agreement between Eagle Rock Energy Partners, L.P. and Eagle Rock Holdings, L.P.
4	.4**	—	Form of Common Unit Certificate (included as Exhibit A to the Amended and Restated Partnership Agreement of Eagle Rock Energy Partners, L.P., which is included as Appendix A to the Prospectus)
5	.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8	.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10	.1**	—	Amended and Restated Credit and Guaranty Agreement
10	.2**	—	Form of Omnibus Agreement
10	.3**	—	Form of Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan
10	.4**	—	Sale, Contribution and Exchange Agreement by and among the general and limited partners of Midstream Gas Services, L.P., Eagle Rock Energy Services, L.P. and Eagle Rock Pipeline, LP.
10	.5†	—	Natural Gas Liquids Exchange Agreement by and between ONEOK Hydrocarbon, L.P. and ONEOK Texas Field Services, L.P.
10.6		—	Gas Sales and Purchase Agreement between MC Panhandle, Inc. (Chesapeake Energy Marketing Inc.) and MidCon Gas Services Corp. (Eagle Rock Field Services, L.P.)
10.7		—	Brookeland Gas Facilities Gas Gathering and Processing Agreement between Union Pacific Resources Company (Anadarko E&P Company LP) and Sonat Exploration Company (Eagle Rock Field Services, L.P.)
10	.8†	—	Minimum Volume Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC
10	.9†	—	Gas Purchase Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC
10.10		—	Gas Purchase Contract between Warren Petroleum Company (Eagle Rock Field Services, L.P.) and Wallace Oil & Gas, Inc. (Cimarex Energy Co.)
10	.11**	—	Form of Contribution, Conveyance and Assumption Agreement
10	.12**	—	Employment Agreement dated August 2, 2006 between Eagle Rock Energy G&P, LLC and Richard W. FitzGerald
21	.1**	—	List of Subsidiaries of Eagle Rock Energy Partners, L.P.
23	.1**	—	Consent of Deloitte & Touche LLP
23	.2**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23	.4**	—	Consent of Director Nominee
23	.5**	—	Consent of Director Nominee
24	.1**	—	Powers of Attorney (contained on page II-3)

*	To be filed by amendment.

**	Previously filed.

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with the general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
      The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 26, 2006.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,

its general partner

By:	Eagle Rock Energy G&P, LLC,

its general partner

By:	/s/ Alex A. Bucher

Name: Alex A. Bucher

Title:	Chairman of the Board, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature		Title	Date

/s/ Alex A. Bucher Alex A. Bucher		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 26, 2006

/s/ Joan A.W. Schnepp Joan A.W. Schnepp		Executive Vice President, Secretary and Director	September 26, 2006

/s/ Richard W. FitzGerald Richard W. FitzGerald		Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	September 26, 2006

/s/ Alfredo Garcia Alfredo Garcia		Senior Vice President, Corporate Development	September 26, 2006

* Kenneth A. Hersh		Director	September 26, 2006

* William J. Quinn		Director	September 26, 2006

* John A. Weinzierl		Director	September 26, 2006

*By:	/s/ Joan A.W. Schnepp Joan A.W. Schnepp As Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1**	—	Certificate of Limited Partnership of Eagle Rock Energy Partners, L.P.
3	.2**	—	Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (included as Appendix A to the Prospectus and including specimen unit certificate for the common units)
3	.3**	—	Certificate of Limited Partnership of Eagle Rock Energy GP, L.P.
3	.4**	—	Limited Partnership Agreement of Eagle Rock Energy GP, L.P.
3	.5**	—	Certificate of Formation of Eagle Rock Energy G&P, LLC
3	.6**	—	Form of Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC
4	.1**	—	Registration Rights Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P. and the Purchasers listed thereto
4	.2**	—	Tag Along Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P., Eagle Rock Pipeline GP, LLC, Eagle Rock Holdings, L.P. and the Purchasers listed thereto.
4	.3**	—	Form of Registration Rights Agreement between Eagle Rock Energy Partners, L.P. and Eagle Rock Holdings, L.P.
4	.4**	—	Form of Common Unit Certificate (included as Exhibit A to the Amended and Restated Partnership Agreement of Eagle Rock Energy Partners, L.P., which is included as Appendix A to the Prospectus)
5	.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8	.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
10	.1**	—	Amended and Restated Credit and Guaranty Agreement
10	.2**	—	Form of Omnibus Agreement
10	.3**	—	Form of Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan
10	.4**	—	Sale, Contribution and Exchange Agreement by and among the general and limited partners of Midstream Gas Services, L.P., Eagle Rock Energy Services, L.P. and Eagle Rock Pipeline, LP.
10	.5†	—	Natural Gas Liquids Exchange Agreement by and between ONEOK Hydrocarbon, L.P. and ONEOK Texas Field Services, L.P.
10.6		—	Gas Sales and Purchase Agreement between MC Panhandle, Inc. (Chesapeake Energy Marketing Inc.) and MidCon Gas Services Corp. (Eagle Rock Field Services, L.P.)
10.7		—	Brookeland Gas Facilities Gas Gathering and Processing Agreement between Union Pacific Resources Company (Anadarko E&P Company LP) and Sonat Exploration Company (Eagle Rock Field Services, L.P.)
10	.8†	—	Minimum Volume Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC
10	.9†	—	Gas Purchase Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC
10.10		—	Gas Purchase Contract between Warren Petroleum Company (Eagle Rock Field Services, L.P.) and Wallace Oil & Gas, Inc. (Cimarex Energy Co.)
10	.11**	—	Form of Contribution, Conveyance and Assumption Agreement
10	.12**	—	Employment Agreement dated August 2, 2006 between Eagle Rock Energy G&P, LLC and Richard W. FitzGerald
21	.1**	—	List of Subsidiaries of Eagle Rock Energy Partners, L.P.
23	.1**	—	Consent of Deloitte & Touche LLP
23	.2**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23	.4**	—	Consent of Director Nominee
23	.5**	—	Consent of Director Nominee
24	.1**	—	Powers of Attorney (contained on page II-3)

*	To be filed by amendment.

**	Previously filed.

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.